                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BEMIS COMPANY, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               BEMIS COMPANY, INC.

                   [BEMIS COMPANY, INC. CORPORATE LETTERHEAD]



                                                                  March 20, 1995


Dear Stockholders:

The Annual Meeting of Bemis Company, Inc. will be held in the Main Ballroom at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota on Thursday, May 4, 1995, at 9:00 a.m. You are cordially invited to attend. Although the meeting itself is usually brief, there will be a report on Bemis results in 1994 and comments on the upcoming year. There is also ample opportunity both before and after the meeting to meet and talk informally with the directors and officers of the Company. We hope you are able to attend. Whether or not you can make the meeting, please take the time to vote your proxy.

On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.

                                   Sincerely,



                                   /s/ John H. Roe, III
                                   John H. Roe, III
                                   President and Chief Executive Officer

                               BEMIS COMPANY, INC.


                            NOTICE OF ANNUAL MEETING

                                 OF STOCKHOLDERS

                             TO BE HELD MAY 4, 1995



The Annual Meeting of Stockholders of Bemis Company, Inc. will be held in the Main Ballroom of the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, on Thursday, May 4, 1995, at 9:00 a.m., Central Daylight Savings Time, for the following purposes:

          1.   To elect four directors for a term of three years.

          2. To vote upon ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company.

          3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business March 17, 1995 will be entitled to receive notice of and to vote at the meeting.

                                   By Order of the Board of Directors



                                   /s/ Scott W. Johnson
                                   Scott W. Johnson, Secretary

March 20, 1995



            PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

                               BEMIS COMPANY, INC.
                       222 SOUTH NINTH STREET, SUITE 2300
                          MINNEAPOLIS, MINNESOTA  55402

                                 PROXY STATEMENT
                  ANNUAL MEETING OF STOCKHOLDERS -- MAY 4, 1995

                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Bemis Company, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on Thursday, May 4, 1995. The shares represented by all properly executed proxies received by the Company prior to the meeting and not revoked will be voted in accordance with the instructions of the stockholder. A proxy may be revoked by the person executing it at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

All costs of soliciting proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred by them. Proxies may be solicited personally, by mail, by telephone or by telegraph by directors, officers or other regular employees of the Company without remuneration other than regular compensation.

The mailing address of the principal executive office of the Company is 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. This proxy statement and the form of proxy which is enclosed are being mailed to stockholders commencing on or about March 20, 1995.

          RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Only stockholders of record at the close of business March 17, 1995 will be entitled to vote at the meeting. On March 1, 1995, the Company had outstanding 51,490,961 shares of Common Stock. Each share entitles the stockholder of record to one vote. In connection with the election of directors, stockholders may exercise cumulative voting.

As set forth below, at the meeting stockholders will elect a class consisting of four directors for a three-year term expiring in 1998. As provided by Missouri law and the Company's Bylaws, under cumulative voting each stockholder has the right in the election to cast as many votes as equal the number of voting shares held, multiplied by the number of directors to be elected at the meeting. A stockholder may cast all his or her votes for one nominee in the class or distribute them among as many nominees in the class as he or she chooses. The four nominees having the highest number of votes will be elected as directors to serve a three-year term expiring in 1998.

Unless otherwise specified in the proxy, a proxy solicited by the Board of Directors will be voted for the four nominees set forth herein, or votes will be cumulated for any or all of the nominees, in such manner as the proxies, in their discretion may determine. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to a vote of the stockholders. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as voted for the purpose of determining the approval of such matter.

                      OWNERSHIP OF THE COMPANY'S SECURITIES

The only person known to the Company to beneficially own as of March 1, 1995 more than five percent of the outstanding Common Stock of the Company is set forth in the following table. First Trust National Association, the Trustee of the Plan, has shared voting and investment power as to all shares.


                                             NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED       PERCENT OF CLASS
- - ------------------------------------         ------------------       ----------------
Bemis Investment Incentive Plan                  2,773,474                  5.4
222 South Ninth Street, Suite 2300
Minneapolis, MN  55402


Set forth below is certain information regarding the beneficial ownership of Common Stock of the Company as of March 1, 1995 by each director, each executive officer of the Company named in the Summary Compensation Table on page 6 of this Proxy Statement and all directors and executive officers of the Company as a group.


                                               Amount and Nature of
Name                                         Beneficial Ownership(1)(2)          Percent of Class
- - ------------------------------------         --------------------------          ----------------
Winslow H. Buxton                                        6,000                           *
Howard J. Curler                                       597,557 (3)                      1.2
Jeffrey H. Curler                                      566,392 (4)                      1.1
Benjamin R. Field                                      165,877                           *
Robert A. Greenkorn                                     40,000                           *
Scott W. Johnson                                       103,849                           *
Loring W. Knoblauch                                      5,100                           *
Edwin S. McBride                                       182,538                           *
Nancy Parsons McDonald                                 336,533 (5)                       *
Robert F. Mlnarik                                      247,605                           *
Edward N. Perry                                         28,340                           *
John H. Roe                                          1,363,385 (6)                      2.6
Winston R. Wallin                                       34,000 (7)                       *
C. Angus Wurtele                                        10,000                           *
Robert F. Zicarelli                                     40,000                           *
All Directors and Executive Officers                 3,946,631                          7.7
   as a Group (17 persons)

- - --------------------------
(1) Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting and investment power with respect to such shares.
(2) Includes options to purchase shares of the Common Stock of the Company for the persons indicated, as follows: Winslow H. Buxton (5,000 shares); Jeffrey H. Curler (128,931 shares); Benjamin R. Field (50,791 shares); Scott W. Johnson (60,791 shares); Loring W. Knoblauch (5,000 shares); Nancy Parsons McDonald (5,000 shares); Robert F. Mlnarik (128,931 shares); Edward
     N. Perry (5,000 shares); John H. Roe (368,931 shares); Winston R. Wallin (20,000 shares); C. Angus Wurtele (5,000 shares); and all directors and executive officers as a group (866,625 shares). Also includes grants under the 1984 Bemis Stock Award Plan made subject to restrictions which have not as yet lapsed as follows: Jeffrey H. Curler (40,000 shares); Benjamin R. Field (10,000 shares); Scott W. Johnson (20,000 shares); Robert F. Mlnarik (40,000 shares); John H. Roe (80,000 shares); and all directors and executive officers as a group (210,000 shares). Also includes shares held by the Trustee of the Bemis Investment Incentive Plan as follows: Howard
     J. Curler (19,217 shares);


                                        2


     Jeffrey H. Curler (9,921 shares); Benjamin R. Field (9,394 shares); Scott
     W. Johnson (964 shares); Edwin S. McBride (15,680 shares); Robert F. Mlnarik (4,752 shares); John H. Roe (12,729 shares); and all directors and executive officers as a group (81,894 shares).
(3) Includes 236,384 shares owned by Mr. Curler's wife in which he disclaims any beneficial interest.
(4)  Includes 124,720 shares in a trust of which Mr. Curler is a co-trustee.
(5) Includes 21,600 shares in a trust for Mrs. McDonald's children in which she disclaims any beneficial interest and 172,911 shares in trusts in which she has a beneficial interest.
(6) Includes 320,000 shares in a trust of which Mr. Roe is co-trustee, 87,548 shares owned by Mr. Roe's wife and 80,000 shares in a trust of which Mr. Roe's wife is a co-trustee in which he disclaims any beneficial interest. It does not include 7,092 shares in trusts for Mr. Roe's children in which he disclaims any beneficial interest.
(*)  Less than one percent (1%) of outstanding Common Stock of the Company.


                      INFORMATION WITH RESPECT TO DIRECTORS

Directors are divided into three classes elected on a staggered basis for terms of three years. The Company has nominated four persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 1998 and will serve until their successors have been duly elected and qualified.

DIRECTOR NOMINEES FOR TERMS EXPIRING IN 1998

NANCY PARSONS McDONALD, 56                                   Director Since 1982
Mrs. McDonald is a director of Hillcrest Corporation, a position she has held for more than the last five years. She is Chair of the Community Relations Committee and a member of the Audit and Nominating Committees.

WINSTON R. WALLIN, 69                                        Director Since 1986
Mr. Wallin is Chairman of the Board of Medtronic, Inc., a manufacturer of cardiac pacemakers and other medical devices. He has held that position since 1986. Mr. Wallin served Medtronic as President from 1985 to 1989 and as Chief Executive Officer from 1985 to 1991. He is also a director of SUPERVALU INC. and Cargill, Inc. He is a member of the Compensation, Executive and Finance and Nominating Committees.

JEFFREY H. CURLER, 44                                        Director Since 1992
Mr. Curler is Executive Vice President of the Company, a position he has held since 1991. Since 1982 he has also served as President of Curwood, Inc., a subsidiary of the Company. On April 1, 1995 he will become Chairman of the Curwood Group. Mr. Curler is the son of Howard J. Curler. He is a member of the Executive and Finance Committee.

C. ANGUS WURTELE, 60                                         Director Since 1994
Mr. Wurtele is Chairman and Chief Executive Officer of the Valspar Corporation, a manufacturer of paints and related coatings. He has held that position since 1973. Mr. Wurtele is also a Director of Donaldson Co., General Mills, Inc. and I.D.S. Mutual Funds Group. He is a member of the Nominating Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1996

JOHN H. ROE, 55                                              Director Since 1978
Mr. Roe is President and Chief Executive Officer of the Company, a position he has held since 1990. He was President and Chief Operating Officer from 1987 to 1990 and Executive Vice President from 1982 to 1987. He is also a director of First Trust Company, Inc. He is Chair of the Executive and Finance Committee.

EDWIN S. McBRIDE, 68                                         Director Since 1980
Mr. McBride retired as Executive Vice President of the Company in 1991. He had held that position since 1987. He is a member of the Community Relations and Nominating Committees.

EDWARD N. PERRY, 49                                          Director Since 1992
Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982. He has been a partner at Perkins, Smith & Cohen since 1990. He is a member of the Audit, Community Relations and Nominating Committees.

LORING W. KNOBLAUCH, 53                                      Director Since 1993
Mr. Knoblauch is President - International with Hubbell Incorporated, which sells electrical products to the construction industry and electric power companies. He has held this position since 1994. From 1992 to 1994, Mr. Knoblauch was Vice President, Business Development International at Honeywell, Inc., a provider of control components, products, systems and services. From 1986 to 1992 he was President of Honeywell Asia Pacific based in Hong Kong. He is Chair of the Audit Committee and a member of the Compensation and Nominating Committees.

DIRECTORS WHOSE TERMS EXPIRE IN 1997

HOWARD J. CURLER, 69                                         Director Since 1972
Mr. Curler is the retired Chairman of the Company, a position he held from 1987 to 1992. From 1978 to 1990 he was also Chief Executive Officer. He is a member of the Executive and Finance Committee and Chair of the Nominating Committee. Mr. Curler is the father of Jeffrey H. Curler.

ROBERT A. GREENKORN, 66                                      Director Since 1984
Professor Greenkorn in 1995 became the R. Games Slayter Distinguished Professor of Chemical Engineering at Purdue University and Vice President of the Purdue University Research Foundation. He was previously Vice President for Research and Dean of the Graduate School at Purdue University, positions he held for more than the preceding five years. He is a member of the Audit, Community Relations and Nominating Committees.

ROBERT F. MLNARIK, 54                                        Director Since 1992
Mr. Mlnarik is Executive Vice President of the Company, a position he has held since 1991. Since 1987 he has also serviced as President and Chief Executive Officer of Morgan Adhesive Company, a subsidiary of the Company. He is a member of the Executive and Finance Committee.

WINSLOW H. BUXTON, 55                                        Director Since 1993
Mr. Buxton is Chairman, President and Chief Executive Officer of Pentair, Inc., a diversified manufacturing company which sells general industrial equipment, specialty products and paper products. He has been President and Chief Executive Officer since 1992 and Chairman since 1993. He was Chief Operating Officer from 1990 to 1992 and Vice President - Paper Group from 1989 to 1990.
He has been a Director of Pentair since 1990. He is a member of the Compensation and Nominating Committees.

COMPENSATION OF DIRECTORS

During 1994, each director who was not an officer of the Company was paid an annual fee of $30,000. The chair of the Committees of the Board received $32,500. Effective April 1, 1995 those amounts will be raised to $35,000 and $37,500 respectively. Directors who are not officers of the Company and who have not been officers of the Company receive an option to purchase 5,000 shares of Common Stock of the Company at the time they become directors. Each such option is for ten years and is exercisable at the market price one year from the date of grant. Directors who are officers of the Company receive no compensation for service on the Board of Directors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held four meetings during the year ended December 31, 1994. All directors attended at least seventy-five percent of board meetings and meetings of committees on which they served. The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Community Relations Committee, a Compensation Committee and a Nominating Committee.

The Executive and Finance Committee did not meet in 1994. It has such powers as are delegated to it by the full Board and in addition reviews finance matters and makes recommendations thereon to the Board.

The Audit Committee held two meetings in 1994. It reviews the scope and procedures used in auditing the Company's books and reviews the Company's financial statements with management, the internal audit staff and independent auditors. It also recommends the engagement of independent auditors to the Board.

The Community Relations Committee held one meeting in 1994. It oversees the activities of the Bemis Foundation, including the appropriate level of corporate giving to the Foundation and the governance of, and dispositions by, the Foundation, and makes recommendations thereon to the Board.

The Compensation Committee held four meetings in 1994. It approves the compensation of the principal officers and also reviews management's recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards.

The Nominating Committee held four meetings in 1994. It recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest ranking officer become vacant. The Nominating Committee will consider names of nominees to the Board submitted by stockholders in writing addressed to the attention of the Nominating Committee at the executive offices of the Company in Minneapolis, Minnesota.

                             EXECUTIVE COMPENSATION

The following table shows compensation paid to the Company's Chief Executive Officer and each of its four most highly compensated executive officers during the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM COMPENSATION
                                         ANNUAL                         ----------------------
                                       COMPENSATION                        AWARDS        PAYOUTS
                                       ------------                        ------        -------
                                                                RESTRICTED                               ALL OTHER
NAME AND                                                          STOCK          STOCK     LTIP          COMPEN-
PRINCIPAL POSITION            YEAR      SALARY    BONUS(1)       AWARDS(2)      OPTIONS   PAYOUTS(2)     SATION(3)
- - ------------------            ----      ------    --------       ---------      -------   ----------     ---------
John H. Roe                   1994     $425,000   $574,056         ---          52,076    $  ---         $   9,956
Chief Executive Officer       1993      400,000    187,200         ---           ---         ---             7,500
                              1992      350,000    247,100         ---           ---         ---             7,300

Robert F. Mlnarik             1994      275,000    309,540         ---          28,391     1,164,000         7,032
Executive Vice President      1993      250,000     97,500         ---           ---         ---             7,300
                              1992      200,000    117,700         ---           ---         ---             6,400

Jeffrey H. Curler             1994      275,000    309,540         ---          28,391     1,164,400         4,560
Executive Vice President      1993      250,000     97,500         ---           ---         ---             4,800
                              1992      200,000    117,700         ---           ---         ---             4,300

Scott W. Johnson              1994      212,500    216,059         ---          20,791       ---             3,932
Senior Vice President         1993      195,000     65,400         ---           ---         ---             4,000
                              1992      165,000     83,500         ---           ---         ---             3,700

Benjamin R. Field             1994      212,500    216,059         ---          20,791       485,000         7,565
Senior Vice President         1993      195,000     65,400         ---           ---         ---             6,600
                              1992      160,000     75,300         ---           ---         ---             4,100

(1) Includes for the years indicated performance bonuses earned pursuant to the Bemis Executive Incentive Plan. See "Report of Compensation Committee" herein.
(2) Restricted Stock Award values are calculated by multiplying the number of shares awarded times the closing market price on the date of the award. Grantees receive the stock upon the expiration of the restriction (usually six years). During the restricted period grantees receive payments equal to the dividends which would have been paid if the underlying stock had actually been distributed. No restricted stock awards were made to any of the five named executive officers during the three year period shown. As of December 31, 1994, restrictions expired under prior awards with respect to the following number of shares of common stock of the Company which at the closing market price of $24.00 per share had the following total market value: Robert F. Mlnarik 48,000 shares ($1,164,000); Jeffrey H. Curler 48,000 shares ($1,164,000); and Benjamin R. Field 20,000 shares ($485,000).
     As of the same date, thirty-seven grantees (including the above three individuals) had restrictions expire with respect to 431,316 shares ($10,459,413). As of December 31, 1994, the five named executive officers held the following number of restricted shares of Common Stock of the Company which at a closing market price of $24.00 per share had the following total market value: John H. Roe 80,000 shares, $1,920,000; Robert F. Mlnarik 40,000 shares, $960,000; Jeffrey H. Curler 40,000 shares, $960,000; Scott W. Johnson 20,000 shares, $480,000; Benjamin R. Field 10,000 shares, $240,000, As of the same date, one hundred nineteen grantees (including the above five individuals) held 1,068,500 restricted shares with a total market value of $25,644,000.
(3) All other compensation for all named executive officers consists of life insurance premiums paid by the Company and the Company match on the Bemis Investment Incentive Plan (401K) in the following respective amounts for 1994: John H. Roe $7,706 and $2,250; Robert F. Mlnarik $4,032 and $3,000;
     Jeffrey H. Curler $1,428 and $3,132; Scott W. Johnson $835 and $3,097; Benjamin R. Field $4,815 and $2,750.

                          STOCK OPTIONS GRANTED IN 1994

The following table shows stock options granted during 1994 to the executive officers named in the Summary Compensation Table and, the potential realizable value assuming various annual rates of stock price appreciation.


                                                                                                      POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                                     VALUE AT ASSUMED
                                                  -----------------                                ANNUAL RATES OF STOCK PRICE
                                              NUMBER          % OF TOTAL         EXERCISE       APPRECIATION FOR OPTION TERM (3)
                              DATE          OF OPTIONS     OPTIONS GRANTED       OR BASE        --------------------------------
NAME                        OF GRANT        GRANTED(1)        IN YEAR(2)          PRICE            5%                  10%
- - ----                        --------        ----------        ----------          -----            --                  ---
John H. Roe                 06/08/94         32,927              30%             $24.6250        $509,924           $1,292,250
                            12/02/94         19,149                               22.0630         265,717              673,330

Robert F. Mlnarik           06/08/94         18,293              16%              24.6250         283,295              717,925
                            12/02/94         10,638                               22.0630         147,616              374,061

Jeffrey H. Curler           06/08/94         18,293              16%              24.6250         283,295              717,925
                            12/02/94         10,638                               22.0630         147,616              374,061

Scott W. Johnson            06/08/94         13,183              12%              24.6250         204,159              517,379
                            12/02/94          7,608                               22.0630         105,571              267,518

Benjamin R. Field           06/08/94         13,183              12%              24.6250         204,159              517,379
                            12/02/94          7,608                               22.0630         105,571              267,518

(1) Options granted pursuant to the Bemis Company, Inc. 1994 Stock Incentive Plan. Options vest over the first three years of the ten-year option term. The options were granted at the fair market value of the shares subject to the option on the date of grant.
(2) Reflects the percent of options granted to employees during 1994 under the 1994 Stock Incentive Plan.
(3) Potential realizable values shown above represent the potential gains based upon annual compound price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in the totals.

The following table shows the total number of unexercised options and the aggregate dollar value of the in-the-money unexercised options held by the executive officer named in the Summary Compensation Table as of December 31, 1994. No options were exercised during 1994.


                                AGGREGATE YEAR END OPTION VALUES
                                      NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED IN-THE
                                       OPTIONS AT YEAR END            MONEY OPTIONS AT YEAR END(1)
                                       -------------------            ----------------------------
                                     PRESENTLY    NOT PRESENTLY        PRESENTLY     NOT PRESENTLY
NAME                                EXERCISABLE    EXERCISABLE        EXERCISABLE     EXERCISABLE
- - ------------------------            -----------    -----------        -----------     -----------
John H. Roe                           340,000         52,076          $3,416,250        $37,102
Robert F. Mlnarik                     100,000         28,391             868,750         20,611
Jeffrey H. Curler                     100,000         28,391             868,750         20,611
Scott W. Johnson                       40,000         20,791             347,500         14,741
Benjamin R. Field                      22,500         28,291             118,827         54,350

(1) Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 1994 ($24.00 per share) and the exercise price of the options.

                   REPORT OF THE BOARD COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors and is responsible for establishing compensation policies and setting the total compensation for all executive officers, including the five most highly compensated officers named in the accompanying tables. During 1994, the Committee utilized the services of the firm of Towers Perrin as consultants on executive compensation to conduct a comprehensive review of the Company's executive compensation policies and programs. On the basis of this study, the Committee reaffirmed the Company's overall philosophy of executive compensation, but made certain prospective changes to components of the program.

The following report describes the Company's executive compensation philosophy and programs and discusses the factors considered by the Committee in determining the compensation of the Company's Chief Executive Officer and the other executive officers for 1994.

PHILOSOPHY

The Company seeks to attract, retain and motivate a top quality, experienced, performance-oriented senior management team. The officer compensation program is designed to help in meeting this important objective.

The guiding principles of the Company's officer compensation program are:

  * Create a strong and direct link between officer compensation and the Company's financial and stock performance.
  * Provide a fair and competitive base salary, with a bonus opportunity tied to the Company's annual financial performance. Annual bonus awards will vary significantly in relation to changes in financial performance and compensate the officers, as a group, with premium pay for superior financial results, and below average pay for below average financial results. Bonus awards, at target levels of performance, are competitive.
  * Create a significant and meaningful long term incentive tied to the Company's long term growth, financial success, and return to shareholders. Incentives will vest over a sufficiently long period of time to retain management and encourage long term shareholder appreciation.

PROGRAM COMPONENTS

To assist the Committee in performing its comprehensive review of executive compensation in 1994, Towers Perrin presented information on executive base salaries, bonus and long term compensation programs of companies which Towers Perrin and the Committee deemed to be comparable to the Company. The information was based on proprietary data from a group of manufacturing companies in the Fortune 500 of a size to offer, in the judgment of Towers Perrin and the Committee, appropriate comparisons for the Company. The Committee felt that this group of comparison companies was preferable to the peer index companies used in the performance graph on page 11 of this Proxy Statement because the peer index companies have such a large range in sales volume ($300,000,000 to $6,500,000,000 in 1994) that an executive compensation comparison using those companies would be inappropriate.

The Committee reaffirmed its commitment to an executive compensation program with a significant incentive for management to seek long term growth for the Company. The Committee then prospectively set compensation component targets for the Chief Executive Officer of base salary (30%), bonus (20%) and long term compensation (50%). The percentage targets for subordinate executive officers would be weighted somewhat more towards salary and less toward bonus and long term compensation.

The target total cash compensation (salary plus bonus opportunity at expected levels of performance) for the Chief Executive Officer and all executive officers would be set at the fiftieth percentile of equivalent positions for the comparison companies. The annual bonus opportunity for the Chief Executive Officer at an expected level of performance is thus set at sixty percent of salary. The Committee feels this bonus opportunity is competitive. For other members of the executive officer group the bonus opportunity ranges from forty to fifty percent of salary. Superior performance would result in premium bonus awards, expected performance would result in target cash compensation (i.e. fiftieth percentile) and substandard performance would result in bonus and total cash compensation below target. The Committee feels this approach will appropriately align corporate executive motivation with the interests of shareholders. The total cash compensation in 1994 for all executive officers was consistent with this philosophy.

As a part of its comprehensive review, the Committee decided not to utilize restricted stock grants from the long term incentive compensation package historically afforded to officers. Prospectively, therefore, the Company plans to utilize stock options, granted annually, exercisable at the fair market value on the date of grant, usually with three year vesting requirements and exercisable up to ten years from date of grant. Options to purchase 174,766 shares were granted to the seven executive officers in 1994. While no restricted stock grants were made to any executive officer in 1994, there were, however, payouts in early 1995 of awards made in 1988 to certain of the named executive officers, not including Mr. Roe. All executive officers, including Mr. Roe, have restricted stock grants made in 1990 or 1991 which, under normal circumstances, will pay out in early 1998.

The Committee has discussed the potential impact of the Omnibus Budget Reconciliation Act of 1993 (OBRA) particularly the $1,000,000 cap on deductibility of executive compensation. The Company's cash compensation program (base salary plus bonus) is set at levels such that only Mr. Roe is likely to reach or exceed the limit and then only in exceptional years. All long term incentive compensation granted prior to enactment of OBRA is not subject to the limitation on corporate deductibility and because shareholders approved the Company's 1994 Stock Incentive Plan all granted options under that plan are also exempt. Accordingly, the Committee has determined it is not necessary at this time to modify any of the Company's compensation programs because of OBRA.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Roe's base salary was increased by $50,000 effective July 1, 1994 to $450,000. He last received a salary increase of $50,000 effective January 1, 1993. Mr. Roe received a bonus of $574,056 in January 1995. This amount was consistent with the Committee's determination in 1993 to modify the bonus formula because of the impact on 1993 earnings of management's decision (with which the Board concurred) to take a twenty-five cent ($0.25) per share restructuring charge in the third quarter of 1993. The charge was taken to rationalize and streamline operations and create a platform for enhanced earnings in the future. The decision, although adverse to 1993 earnings, was in the best long range interests of the Company and its shareholders. The Company last took a similar restructuring charge in 1970. Accordingly, the Committee felt that neither Mr. Roe, nor the rest of the executive officer group, should have their bonus' in January 1994 reduced to the full extent provided by the formula. Therefore, the Committee decided to calculate the bonus earned in 1993 and paid in 1994 for Mr. Roe and the other officers under the following formula:
1993 earnings per share divided by 1992 earnings per share. This resulted in Mr. Roe receiving a bonus equal to 78% of the bonus he would have received at the expected performance level. The Committee feels that the compensation to Mr. Roe and the other officers was appropriate for their performance in 1993.

Likewise, the Committee did not feel that the officers should benefit in 1994 by comparing 1994 earnings to the lower earnings per share resulting from the twenty-five cent ($0.25) charge in 1993. Therefore, $0.25 was added back to the 1993 earnings thus establishing $1.11 per share as the 1993 base against which 1994 earnings per share would be compared. The bonus paid to Mr. Roe and the other executive officers in January 1995 was pursuant to this commitment.

OTHER NAMED EXECUTIVE OFFICERS

Like Mr. Roe, all four other named executive officers had salary adjustments on July 1, 1994 and all four last received a salary increase January 1, 1993.
Bonus awards for 1994 were determined on the same basis as described for Mr. Roe. Also like Mr. Roe, none of the other four named executive officers received restricted stock grants during fiscal 1994, however, some did receive payouts on the 1988 grants and all received awards in 1990 or 1991 which are expected to payout in January 1998. All four other named executive officers received stock options in 1994. All restricted stock awards and stock option information as to the other executive officers is set out in the charts on pages 6 and 7.

THE COMPENSATION COMMITTEE:        Robert F. Zicarelli, Chair
                                   Winslow H. Buxton
                                   Loring W. Knoblauch
                                   Winston R. Wallin


                              BEMIS RETIREMENT PLAN

The Bemis Retirement Plan is a noncontributory defined benefit plan with a social security offset which provides benefits determined primarily by final average salary and years of service. The following table shows estimated annual retirement benefits which would be payable at age sixty-five as a straight life annuity. If an employee's benefits are reduced pursuant to Internal Revenue Code limitations, the Bemis Company, Inc. Supplemental Retirement Plan provides that the Company will make a direct payment to that individual in a lump sum amount equal to the amount of the reduction. The benefits shown in the table below include these additional payments and do not reflect the statutory limitations.

                               PENSION PLAN TABLE


                                    YEARS OF CREDITED SERVICE AT NORMAL RETIREMENT DATE
                                   ------------------------------------------------------
                   FINAL AVERAGE                                                   30 AND
                       SALARY           15             20             25            ABOVE
                   ------------    -----------    -----------    -----------    -----------
                     $ 150,000      $  33,900      $  45,200      $  56,500      $  67,800
                       200,000         46,400         61,900         77,300         92,800
                       300,000         71,400         95,200        119,000        142,800
                       400,000         96,400        128,500        160,700        192,800
                       500,000        121,400        161,900        202,300        242,800
                       600,000        146,400        195,200        244,000        292,800
                       700,000        171,400        228,500        285,700        342,800
                       800,000        196,400        261,900        327,300        392,800
                       900,000        221,400        295,200        369,000        442,800
                     1,000,000        246,400        328,500        410,700        492,800


Compensation covered by the Plan for purposes of calculating final average salary includes salary and bonus amounts stated on the Summary Compensation Table. The estimated credited years of service for each of the named executive officers are as follows: John H. Roe 30 years; Robert F. Mlnarik 18 years; Jeffrey H. Curler 20 years; Scott W. Johnson 15 years; Benjamin R. Field 31 years.

                                PERFORMANCE GRAPH

The following graph shows the cumulative total return to holders of the Common Stock of the Company for the last five years. The graph also shows the cumulative total return of the Standard & Poor's 500 Stock Index and an index of a group of peer companies against whom the Company competes and against whose performance the Company is often compared by financial analysts. The total return to stockholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the peer group are: Avery Dennison Corporation; Ball Corporation; Crown Cork & Seal Company, Inc.; James River Corporation; Sealed Air Corporation; Sealright Co., Inc.; Sonoco Products Company; Stone Container Corporation; and Union Camp Corporation. The graph assumes the investment of $100 in each group on January 1, 1990 and the reinvestment of all dividends when and as paid.


    BEMIS COMPANY, INC. RELATIVE MARKET PERFORMANCE TOTAL RETURN 1990 - 1994

     VALUE OF INVESTMENT ($)


                                    [GRAPH]



- - ------------------------------------------------------------------------------
                     12-31    12-31     12-31     12-31      12-31      12-31
                      1989     1990      1991      1992       1993       1994
- - ------------------------------------------------------------------------------
- - ------------------------------------------------------------------------------
 Bemis Company        100       88       125       156        150        156
- - ------------------------------------------------------------------------------
 S&P 500              100       97       126       136        150        152
- - ------------------------------------------------------------------------------
 Peer Group           100       88       116       124        124        133
- - ------------------------------------------------------------------------------


                 CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

During 1994, the Company's subsidiaries, Curwood, Inc. and Milprint, Inc., purchased, at market competitive prices, approximately $4,167,000 of cores, pallets and miscellaneous packaging supplies from Centracor, Inc. Centracor also acts as a distributor for Curwood and in 1994 purchased $162,000 of product from Curwood. Centracor is owned by Michael Curler, son of Howard J. Curler and brother of Jeffrey H. Curler.

During 1994, the Company's subsidiaries, Curwood, Inc. and Mankato Corporation, purchased, at market competitive prices, approximately $8,581,000 of rigid film, miscellaneous packaging supplies and laminator and rewinder time from Pacur, Inc., a subsidiary of Bowater P.L.C. Ron Johnson, son-in-law of Howard J. Curler and brother-in-law of Jeffrey H. Curler, is President of Pacur.

During 1994, the Company's Packaging Machinery and Distributor Products Divisions purchased, at market competitive prices, approximately $277,000 of parts or assemblies from Quality Tool, Inc. which is owned by Bill Roe, brother of John H. Roe.

At the request of the Audit Committee, consisting entirely of outside directors, Price Waterhouse LLP conducted a review of the above transactions. Based on Price Waterhouse LLP's report, the Audit Committee determined that these transactions were at least as fair to the Company as if they had been consummated with non-related parties.


                             APPOINTMENT OF AUDITORS

A further purpose of the Meeting is to vote upon the ratification of appointment of independent auditors for the year ending December 31, 1995. While neither Missouri law, the Company's Articles of Incorporation nor the Company's Bylaws require submission to the stockholders of the question of appointment of auditors, it has been the policy of the Company's Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends stockholder ratification of the appointment of Price Waterhouse LLP, which has served as independent public auditor for the Company for more than sixty years. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Audit Committee. A representative of Price Waterhouse LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

Proxies solicited by the Board of Directors will be voted for ratification of the appointment of Price Waterhouse LLP unless stockholders specify otherwise in their proxies.


                             STOCKHOLDER SUBMISSIONS

All stockholder proposals to be presented at the next annual meeting of the stockholders to be held in 1996 and to be included in the proxy statement and form of proxy relating thereto must be received by the Company not later than December 1, 1995.

The Board of Directors is not aware of any other matters to be presented to the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.


                              By Order of the Board of Directors



                              Scott W. Johnson, Secretary

BEMIS COMPANY, INC.                                          THIS PROXY IS SOLICITED ON
222 SOUTH 9TH STREET, SUITE 2300                             BEHALF OF THE BOARD OF DIRECTORS
MINNEAPOLIS, MN 55402                     PROXY              The  undersigned hereby  appoints John H.  Roe and Scott  W. Johnson as
- - ---------------------------                                  Proxies, each  with the  power  to appoint  his substitute  and  hereby authorizes  them to represent  and to vote, and  in their discretion to cumulate votes for any or all of the nominees for election as directors
                                                             (other than for any nominees as to whom authority to vote is withheld), as designated below,  all the shares  of stock of  Bemis Company,  Inc.
                                                             held  of record  by the  undersigned on March  17, 1995,  at the Annual
                                                             Meeting of Stockholders to be held on May 4, 1995.

1.  To elect four directors    / /  FOR all nominees listed below             / /  WITHHOLD AUTHORITY
   for a term of three years.      (EXCEPT AS MARKED TO THE CONTRARY BELOW)       to vote for all nominees listed
                                                                                  below

 Jeffrey H. Curler, Nancy Parsons McDonald, Winston R. Wallin, C. Angus Wurtele

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

- - --------------------------------------------------------------------------------

2. To vote upon ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company.

           / / FOR                / / AGAINST              / / ABSTAIN

                          (continued on reverse side)

3.  To transact such other business as may properly come before the meeting.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    Only stockholders of record at the close of business on March 17, 1995 will be entitled to receive notice of and to vote at the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES.

                                   Please sign exactly as name appears on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign corporate name in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   DATED:      --------------------------------,
                                   1995

                                   ---------------------------------------------
                                   Signature

                                   ---------------------------------------------
                                   Signature if held jointly

                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.